UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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EQT CORPORATION
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The following is an article which was published by the Pittsburgh Business Times on May 6, 2021 which contains quotes from Toby Z. Rice, President and Chief Executive Officer of EQT Corporation regarding EQT Corporation’s proposed transaction with Alta Resources, LLC.

Rice: EQT's latest acquisition about fit, not scale — and about getting better

May 6, 2021, 4:42pm EDT

CONTRIBUTED

Toby Rice, CEO of EQT Corp.

EQT Corp.’s $2.9 billion acquisition of Alta Resources Development LLC will make EQT responsible for about 17% of all the natural gas in the Appalachian basin and about 7% of all natural gas produced in the United States. But CEO Toby Z. Rice said the Alta deal is so much more than just adding to the driller’s already large scale.

“EQT is going to be a more profitable organization that’s got lower leverage and (is) more profitable, more bulletproof, a stronger company that’s going to allow us to continue to produce great results for all stakeholders,” Rice told the Business Times in an interview Thursday afternoon. EQT announced the pending acquisition of the privately held Houston-based Alta earlier in the day, the same day EQT announced first-quarter earnings.

It’s also coming on the heels of two other deals EQT (NYSE: EQT) has done in recent months, including the $735 million purchase of Chevron Corp.’s Appalachian assets in late 2020 and a much smaller $69 million buy of some Reliance Marcellus assets in southwestern Pennsylvania. Alta, one of the 10 largest drillers in Pennsylvania, has about 499 wells clustered in the dry-gas rich core of the Marcellus in the northeastern part of the state.

“It’s a natural step forward for us,” Rice said. “The transaction is something that allows us to do a lot of the things that we’ve been talking about: that’s grow free cash flow per share, deleverage the business, and give us more exposure to what we think is a high quality, low-risk asset base.” EQT will have a higher free cash flow with Alta than it projected before the acquisition, and it’ll take another step toward getting the investment grade rating that Rice and the executive team has been focused on. (Moody’s Investor Service said it had put EQT up for review for an upgrade due to the Alta deal.)

But, Rice said, scale and getting larger isn’t what drives the EQT management team. Instead, the driving force beyond the financials are how EQT can improve on its highly efficient operating model that has turned the company around since the Rice executive team arrived in 2019. That’s its operating model, highly efficient development model, the strength of its team and culture, and what value the company can create by an acquisition.

“We’re never going to do anything just because it makes us bigger. We’re going to be doing things because it makes us better,” Rice said. “That’s a big part of the mentality here at EQT.”

EQT has already shaved $75 million off its capital expenditures for 2021 and the Alta acquisition is expected to add at least 15% to free cash flow annually, all helping to deliver the business.

“It’s always been about the right fit, the price, and checking the right boxes,” Rice said. “We’ve gravitated toward looking for the highest-quality, high margin, low risk assets. The Alta Resources package really checked all of those boxes.”

Initial market reaction sent EQT shares down 8.8% to $18.41 a share in trading Thursday. Rice said he wasn’t concerned by that and said that it would take time for such a big deal to digest. He said the deal grew free cash flow per share, which is good for shareholders; it reduces leverage meaningfully, which is good for bondholders; it lowers break-even costs; and being in basin allows it to leverage existing service providers.

“It just makes a whole lot of industrial sense across all aspects of the deal,” Rice said.

Many of the details surrounding the deal to acquire Alta haven’t yet been disclosed. Alta is a privately owned company, the eighth largest natural gas producer in Pennsylvania, with operations in the core northeastern part of Pennsylvania. The wells and acreage EQT is buying has a pedigree: it was first developed by international oil/gas producer Anadarko Petroleum Corp. and sold to Alta in 2016 for $1.24 billion. Alta grew further in December 2017 with a $115 million deal to buy the nonoperated assets of Ultra Petroleum Corp., which like Alta is based in Houston.

EQT CFO David Khani said that Alta’s assets had been marketed for sale and that it was a six-month process. EQT was the winning bidder.

“One thing that’s important about the Alta team, these are smart oil and gas guys that understand that management teams matter. These guys created a lot of value in Appalachia, they understand what it takes,” Rice said. “For them to say ‘we want to ride with EQT,’ we take that seriously and we think our track record is one of the leading reasons for that that positions us to be successful.”

Important Additional Information will be Filed with the SEC

This communication is being made in respect of the proposed transaction involving EQT Corporation (“EQT”) and Alta Resources, LLC (“Alta”), and/or one or more of their respective subsidiaries. The issuance of the stock consideration for the proposed transaction will be submitted to the shareholders of EQT for their consideration. In connection with the proposed transaction, EQT will file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement (the “proxy statement”). INVESTORS AND SHAREHOLDERS OF EQT ARE URGED TO CAREFULLY READ THE PROXY STATEMENT, AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC BY EQT, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EQT, ALTA, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain a free copy of the proxy statement and other documents filed with the SEC by EQT through the website maintained by the SEC at www.sec.gov or through EQT’s website at www.eqt.com.

Participants in the Solicitation

EQT and its directors and executive officers may be deemed to be participants in the solicitation of proxies from EQT’s shareholders in respect of the proposed transaction contemplated by the proxy statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of EQT in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC. Information regarding EQT’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended December 31, 2020 and its Proxy Statement on Schedule 14A, dated April 20, 2021, which are filed with the SEC.